EXHIBIT 21.1

List of Subsidiaries January 2024

Name	Jurisdiction of Incorporation
Adrestia Therapeutics Inc.	Delaware
Celtrix Pharmaceuticals, Inc.	Delaware
Insmed Gene Therapy LLC	Delaware
Insmed Limited	England and Wales
Insmed Holdings Limited	Ireland
Insmed Innovation UK Limited	England and Wales
Insmed Ireland Limited	Ireland
Insmed Netherlands Holdings B.V.	The Netherlands
Insmed Netherlands B.V.	The Netherlands
Insmed Germany GmbH	Germany
Insmed France SAS	France
Insmed Godo Kaisha	Japan
Insmed Switzerland GmbH	Switzerland
Insmed Italy S.R.L.	Italy